EXHIBIT 10.1

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement (“Modification”) is made and entered into effective the 8th day of August, 2025 by and among ENERGY RESOURCES 12 OPERATING COMPANY, LLC, a Delaware limited liability company (“Energy 12 Operating”) and ENERGY RESOURCES 12, L.P., a Delaware limited partnership (“Energy 12 LP”; Energy 12 Operating and Energy 12 LP are jointly, severally and collectively referred to herein as the “Borrowers” and each individually as a “Borrower”), ENERGY RESOURCES 12 GP, LLC, a Delaware limited liability company (“the “Guarantor”), and BANCFIRST, an Oklahoma banking corporation ( “Lender”)

RECITALS

WHEREAS, on May 2, 2024, Borrowers and Lender entered into that certain Credit Agreement (the “Existing Agreement”), whereby Lender provided Borrowers with a revolving commitment up to the maximum amount of $20,000,000.00, as evidenced by promissory note with a stated like amount dated effective as of May 2, 2024 (“Existing Note”); and

WHEREAS, the obligations described in the Existing Agreement are secured by, among other things not specifically set forth herein, the Collateral as set forth in the Existing Agreement and the Loan Documents;

WHEREAS, the obligations described in the Existing Agreement are guaranteed by Guarantor as referenced in the Guaranty;

WHEREAS, the parties now desire to amend the Existing Agreement and Existing Note in order to, among other things, extend the maturity date; and

WHEREAS, all capitalized terms not otherwise defined herein shall have those meanings assigned to such terms in the Existing Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

A. MODIFICATION TO EXISTING AGREEMENT.

1. The definitions of the terms “Debt Service Coverage Ratio”, “EBITDAX” and “Maturity Date” set forth at Section 1.01 of the Existing Agreement are hereby amended and restated in their entirety as follows:

“Debt Service Coverage Ratio” means that ratio determined by dividing EBITDAX less distributions by the sum of the Consolidated Borrower Entities’ interest expense plus the quarterly amount of the principal payment necessary to amortize the loan balance over the Half Life of Borrowers’ Oil and Gas Properties plus any additional current maturities of long term debt due from other Debt for the most recent calendar quarter then-ended.

“EBITDAX” means, with respect to the Consolidated Borrower Entities for the most recent calendar quarter then ended: (a)  Net Income of the Consolidated Borrower Entities for such period, plus, to the extent deducted in the calculation of Net Income, (b) the sum of (i) income or franchise Taxes paid or accrued; (ii)  interest expense; (iii) amortization, depletion and depreciation expense; (iv) exploration expenses; (v) IDCs; (vi) any loss from the sale of assets; (vii) impairments; (viii) any non-cash losses or charges on any Swap Agreement resulting from the requirements of SFAS 133 for that period; (ix) non-recurring expenses or losses (including, any extraordinary expenses or losses); (x) any other non-cash expenses or non-cash losses; less, to the extent included in the calculation of Net Income, (c) the sum of (i) gains or losses from sales or other dispositions of assets (other than Hydrocarbons produced in the normal course of business); (ii) any non-cash gains on any Swap Agreement resulting from the requirements of SFAS 133 for that period; and (iii) extraordinary or non-recurring gains, but not net of extraordinary or non-recurring “cash” losses.

“Maturity Date” means the earliest of (a) March 1, 2027 and (b) the date on which the Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

2. The following definition for the term “Restricted Payment” shall be added to the Existing Agreement in its appropriate alphabetical order:

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in any Borrower, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Borrower or any option, warrant or other right to acquire any such Equity Interests in any Borrower.

3. The caption of Section 9.19 of the Existing Agreement is hereby deleted and replaced with “Non-Qualified ECP Guarantor”.

4. An additional negative covenant shall be added to Article IX of the Existing Agreement as Section 9.20 which shall be captioned “Dividends and Distributions” and which shall state as follows:

9.20 Restricted Payments. No Borrower will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders following the occurrence of an Event of Default or if making such a Restricted Payment would cause or create an Event of Default. Borrower recognizes and agrees that its ability to make a Restricted Payment following the occurrence of an Event of Default will be suspended until such Event of Default is cured in accordance herewith and/or waived by Lender.

B. MODIFICATION OF LOAN DOCUMENTS. The terms of any other Loan Document executed in connection with the Existing Agreement, or any amendment thereof, are hereby modified to reflect the modifications referenced in Section A above. Except as modified by the paragraphs above, the Existing Note and other Loan Documents continue in full force and effect and are hereby ratified and confirmed by Borrower. Hereafter, references to the Note and Loan Documents in the Loan Documents shall be deemed to be references to the Note and Loan Documents as amended and modified by this Modification. Further, this Modification constitutes an amendment of and not a replacement or payment of the Note.

C. WAIVER.

Notwithstanding the foregoing, subject to the terms and conditions set forth herein, Lender hereby waives the violation of the Existing Agreement occurring as a result of the Borrower’s failure to comply with the “Financial Covenant” set forth at Section 9.01(b) of the Existing Agreement for the reporting period ending June 30, 2025 (the “Violation”). But for this waiver, the Violation would and/or will constitute an Event of Default under the Existing Agreement. The aforementioned waiver is on a one-time basis. Lender is in no way setting any type of future precedent pertaining to future failures to comply with the covenants set forth above or any other provision of the Existing Agreement. This waiver shall not extend to any other Event of Default set forth in the Existing Agreement, and such waiver is granted without prejudice to, and does not constitute a waiver or release of, the Lender’s right at any time in the future to exercise any and all rights and remedies conferred upon the Lender by the Existing Agreement or otherwise at law or in equity, with regard to future defaults including, but not limited to, any Event of Default occasioned by future failures under Section 9.01(b) of the Existing Agreement.

D. CONDITIONS PRECEDENT TO LENDER’S COMMITMENT TO AMEND AND WAIVE. This Amendment shall become effective as of the date first above written when and only when:

1. Amendment Documents. Lender shall have received duly executed and delivered counterparts of this modification and any modifications or amendments to any other Loan Document deemed reasonably necessary by Lender (collectively, the “Amendment Documents”) in form, substance and date reasonably satisfactory to Lender, and in such numbers as Lenders or its counsel may reasonably request.

2. Collateral Matters. Lender and/or Borrowers, as applicable shall have executed and delivered new Security Instruments or an amendment to any Mortgages deemed reasonably necessary by Lender.

3. Due Diligence. Lender shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of Borrowers.

4. Other Documentation. Lender shall have received all documents and instruments which Lender has then reasonably requested, in addition to those described in this Section 6. All such additional documents and instruments shall be reasonably satisfactory to Lender in form, substance and date.

5. No Default. No event shall have occurred and be continuing that would constitute an Event of Default or a Default.

6. Fee. Lender shall have received a non-refundable $50,000.00 fee.

E. MISCELLANEOUS REPRESENTATIONS AND COVENANTS

1. Borrower acknowledges that the Existing Note is a valid and legally binding obligation of Borrower, enforceable in accordance with its terms, and is not subject to any defenses, counterclaims or offsets of any kind.

2. Borrower acknowledges that any and all security agreements, mortgages, guaranties and similar instruments securing payment of the Existing Note and indebtedness evidenced thereby shall continue in full force and effect as security for the Existing Note until the Existing Note is paid and satisfied in full.

3. Borrower covenants and agrees to execute and deliver any and all mortgages, deeds of trust, security agreements and/or amendments to any such documents currently in place necessary, in the reasonable discretion of Lender as may be required from time to time, to attach, place and/or perfect a lien in favor of Lender against any properties securing the indebtedness evidenced by the Existing Agreement and the Existing Note.

4. Effective as of the date hereof, Borrower shall have paid all accrued but unpaid interest due and owing on the Existing Note. Borrower shall continue making payments of interest as set forth in the Existing Note, as modified hereby.

5. Except as modified by this Modification, the Existing Note, Existing Agreement and all other Loan Documents (as such terms are defined in the Existing Agreement) shall remain in full force and effect in accordance with the original terms of such Existing Note, Existing Agreement, and Loan Documents.

6. The failure of Borrower to comply with any material provision of this Modification or the breach of any material representation, warranty or covenant contained in this Modification shall constitute an Event of Default under the Note, the Agreement, and all other Loan Documents, and any such Event of Default shall entitle Lender to exercise any and all remedies to which it may be entitled with respect to an Event of Default under such documents.

F. BORROWING BASE AND OTHER NOTIFICATIONS. From the date hereof through the next redetermination of the Borrowing Base as set forth in the Existing Agreement on March 1, 2026 (or earlier pursuant to an Interim Redetermination), the Borrowing Base shall be $10,000,000.00, the Half Life shall be 60 months and the Monthly Commitment Reductions shall be $0.00. Borrowers acknowledge that this Amendment satisfies all notification requirements set forth in the Agreement pertaining to the Borrowing Base. Further, Borrower continues to understand and agree that its ability to obtain additional advances pursuant to the Existing Agreement and Existing Note, as modified hereby, is terminated

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IN WITNESS WHEREOF, the parties hereto have caused this Modification to be executed on the day and year first above written.

BORROWERS:	ENERGY RESOURCES 12 OPERATING COMPANY, LLC, a Delaware limited liability company

	By:	ENERGY RESOURCES 12, L.P., a Delaware limited partnership

	Title:	Sole Member

	By:	Energy Resources 12 GP, LLC, a Delaware limited liability company

	Title:	General Partner

	By:	/s/ David McKenney
David McKenney, Manager/Chief Financial Officer

ENERGY RESOURCES 12, L.P.

	By:	Energy Resources 12 GP, LLC, a Delaware limited liability company

	Title:	General Partner

	By:	/s/ David McKenney
David McKenney, Manager/Chief Financial Officer

GUARANTOR:	ENERGY RESOURCES 12 GP, LLC, a Delaware limited liability company

	By:	/s/ David McKenney
David McKenney, Manager/Chief Financial Officer

LENDER:	BANCFIRST, an Oklahoma banking corporation

	By:	/s/ Heather Healey Whiteside
Heather Healey Whiteside, Senior Vice President

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